EXHIBIT 10.6

REPRESENTATIVE & FEE AGREEMENT

This Representative & Fee Agreement  ("Agreement") is entered into this 23rd day of May 2012,{"Commencement Date") by and between lexington Power & light llC,A New York limited Liability Company located at 601Portion Road,Ronkonkoma,NY 11779 ("lexington") and XR Energy Inc located at 373 Smithtown Bypass,Suite 198,Hauppauge,New York,NV 11788 ("Representative").

WHEREAS,lexington desires to sell one or more energy commodities(" Energy Commodity/Commodities") to commercial,industrial, residential and end use customers;and

WHEREAS,Representative desires to refer commercial,industrial,residentialand end use customers (such referred customers each a "Customer" and collectively,"Customer'') on behalf of lexington to purchase one or more Energy Commodities from lexington;and

WHEREAS,lexington and Representative desire to enter Into an agreement under which Representative will refer Customers to purchase Energy Commodity requirements from lexington and, if lexington accepts such Customer,lexington will pay a fee to Representative,as described in and subject to the terms of this Agreement; and
WHEREAS,lexington may independently offer additional services and/or products to the Customer only with prior notification and consent from Representative.

NOW,THEREFORE,in consideration of the mutualcovenants and agreements set forth herein the receipt and sufficiency of which are hereby acknowledged,it is agreed as follows:

1.
Fee.Included within the price per commodity unit that each Customer shall pay to lexington under the lexington Agreement, as defined below,will be a fee for Representative ("Fee") as compensation for Representative's services herein.The "lexington Agreement" consists of the fully executed base agreement and transaction confirmation between  lexington and Customer evidencing the purchase and sale of the Energy Commodity.The Fee is not for the benefit of lexington and is an additionalcost added to the unit price of the commodity to permit compensation to Consultant pursuant to the payment terms below.Representative represents and warrants to lexington that each Customer has been provided adequate notification and information regarding the fee and the inclusion of the Fee within the commodity unit price under the lexington Agreement,and the Customer has had the opportunity to elect to not enter into such Lexington Agreement.Representative recognizes that the lexington Agreement between lexington and Customer governs the relationship between the Customer and Lexington, and except for the compensation set forth herein,Representative Is not a party or intended third-party beneficiary of any such agreements.

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com

(a)
Upon execution of the Lexington Agreement, a Fee Addendum will be executed by both Lexington and Representative,which shall indentify the Customer,the delivery period under the Lexington Agreement,and the Fee to be paid to Representative.The Fee Addendum will be incorporated into this Agreement.

(b)
Representative shall be paid a Fee for any renewal,extension or replacement transaction between the customer and Lexington. Representative is to be involved in the "Process" to procure a renewal,extension or replacement transaction between the referred customer and Lexington,as used herein,"Process" includes,but Is not limited to,requesting pricing for customer,facilitation of the signing of a base Agreement and/or Transaction Confirmation between Customer and Lexington,and a signed Fee Addendum to this Agreement between Representative and Lexington.

(c)
Representative and Lexington agree that Representative has referred customers on behalf of Lexington prior to the Commencement Date of this Agreement for which Representative may be entitled to a Fee payment.Those referred customers,contract terms and Representative's Fee are listed,in their entirety,on the attached fee addendum.Representative and Lexington hereby agree that such transactions shall be subject to and governed by the terms and conditions of this Agreement.

2.
Payment of Fee.Payment to Representative will be made monthly,but Representative acknowledges that payment by Lexington of any compensation is conditioned upon (1) Lexington having received payment from Customer for all commodity deliveries in the subject month,and (2) any partial payment received by lexington will result in a pro rata payment to Representative.lexington will pay Representative such amounts due within fifteen (15) business days after the end of each calendar month once payment has been received by Lexington.To the extent lexington has not received a payment under an Invoice to Customer within 45 days of the invoice due date,Lexington may commence additionalcollection effort which will be net of the costs incurred by Lexington in pursuing such collection.Notwithstanding the above, Representative expressly acknowledges that in the event Customer files for bankruptcy protection during the term of a Lexington Base Agreement,and if there is a pre-petition amount owing to Lexington,then,regardless of whether Lexington continues to provided energy commodity service to Customer post-petition and receives post-petition payments from Customer, Representative will not receive any compensation until all pre-petition debt has been paid in full.

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com

3.
Term.This Agreement shall begin on the Commencement Date and shall continue in effect one (1) year ("InitialTerm"). At the end of the InitialTerm,this  Agreement will automatically renew for additionalone (1) year periods (each a "RenewalTerm").This Agreement may be terminated by either party by providing the other party thirty (30) days prior written notice.Despite termination of this Agreement,payments of the Fee which are due and owing on Lexington Agreements entered into between Customer and Lexington prior to termination of this Agreement shall remain due and owing to Representative during the then current term and any Lexington Agreement.This Agreement and the payments hereunder will not suJVive Representatives death or permanent disability.This Agreement will be subject to immediate termination if (1) either party is In default of any of its obligations or duties under this Agreement or (2) either party to this Agreement files bankruptcy,goes into compulsory liquidation,or if either party makes an assignment of this Agreement for the benefit of creditors. In the event that Representative files bankruptcy,goes into compulsory liquidation or makes an assignment of this Agreement for the benefit of creditors,Representative shall not be entitled to any further Fee payments from the date of such filling of bankruptcy,liquidation or assignment.

4.	Confidentiality.Representative agrees to keep confidentialall information,including pricing and any data collected hereunder.

5.
Compliance with Laws and Maintenance of Authorization. Representative represents and warrants that it now has and will use all reasonable efforts to maintain in full force and effect all consents,licenses and authorizations of any governmental or other authority that is obtained now or any that may become necessary in the future.Representative will comply with all applicable laws,regulations and orders to which it may be subject,if failure to so comply would materially impair its ability to perform its obligations under this Agreement.

6.	Miscellaneous.

(a)
The parties agree that Representative is an Independent contractor and not an agent or employee of lexington for any purpose. Representative shall be solely responsible for payment of all state,federal,and localtaxes,including income taxes, estimated taxes,socialsecurity or other taxes imposed upon the receipt of the Fees for Representative or any employees of Representative.

(b)
Representative represents and warrants that representative's execution, delivery and performance of this agreement will not violate any other employment, non disclosure,confidentiality,consulting or other agreement to which representative is a party or by which representative may be bound.

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com

(c)
All notices and other communications required or permitted under this Agreement shall be validly given,made,or served if in writing and delivered personally,by facsimile or sent by registered mail as follows:

If to Representative: XR Energy Inc 373 Smithtown Bypass Suite 198 Hauppauge,NY 11788 Attn: Tony Muratore Telephone: (631) 484-4366 Fax:	If to lexington: lexington Power and light LLC 601Portion Rd Suite 209 Ronkonkoma,NY 11779 Attn:Tony Manganello Telephone:(631) 981-1800 x 305 Fax:(631) 981-1882

(d)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York,without regard to its choice of law principles.Any litigation concerning this Agreement willbe brought exclusively in the courts of the State of New York specifically in the county of Suffolk.Each Party waives its right to a jury trialunder this Agreement.

(e)	This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the subject matter of this Agreement.

(f)
Neither Representative nor lexington will (I) be responsible for any error in judgment,act or omission in connection with thsi Agreement,except in the case of willfulmisconduct or negligence; or (ii) have any obligation or liability whatsoever to the other under any circumstances for any breach (alleged or actual) by Customer of the lexington Agreement. In no event will Lexington's liability under this Agreement exceed the amount of payments due Representative hereunder for the Energy Commodity delivered to and paid for by Customer,and all consequential, punitive,indirect,specialdamages, including but not limited to increased energy costs,lost business,and lost profits are disclaimed.

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com

(g)	Lexington may assign this Agreement to a corporate affiliate at anytime without the consent of Representative. Representative will have no right to assign this Agreement.

(h)
Representative agrees for the term of this Agreement and for one year subsequent to the termination of this Agreement,that it will not solicit or attempt to induce any Lexington employee to become its employee.

(i)
Representative agrees for the term of this agreement and for one year subsequent to the termination of this agreement that it will not solicit or attempt to induce any Lexington customers to leave Lexington either for itself  or for the benefit of any other person or entity

(j)
Documents given to Representative which pertain to Lexington remain the property of  lexington, irrespective  of  whether  such  documents  relate  to  or  contain confidential information. Upon termination  of this Agreement, Representative agrees to return and all such documents to Lexington.

Indemnification. Representative hereby agrees to defend,indemnify,and hold harmless Lexington from any claim that any party other then Representative is entitled to payment hereunder.Representative further agrees to defend,indemnify and hold harmless Lexington from any claim by a Customer that such Customer (I) was not aware of and (ii) did not agree to have the commodity unit price increased by the fee.

7.	Obligations. Representative agrees to perform its obligations hereunder in a professional, ethical and workmanlike manner in accordance with the terms and conditions of this Agreement.

8.	Amendment and Modifications. No amendment or modification to this Agreement will be enforceable unless reduced to writing and executed by both parties.

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com

IN ITNESS WHEEREOF,the  parties hereto have executed this Agreement as of the day and year first above written.

	XR Energy Inc		Lexington Power & Light LLC

By:	/s/ Tony Muratore	By	/s/ Tony Manganello
Name:	Tony Muratore	Name:	Tony Manganello
Title:	President	Title:	Vice President

601 Portion  Rood Suite 200 Ronkonkoma NY  11779
(631) 981-1800 Voice (631) 981-1882 Fox www.lexpl.com